Exhibit 16.1

September 9, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated September 8, 2009 of SUMOTEXT Incorporated (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our Firm.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
Houston, Texas